U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C.  20549

                           FORM 12b-25
                   NOTIFICATION OF LATE FILING

                                                SEC FILE NUMBER
                                                   000-15864

                                                 CUSIP NUMBER
                                                   805893302

(CHECK ONE):

 [X]    FORM 10-K
 [ ]    FORM 10-KSB
 [ ]    FORM 11-K
 [ ]    FORM 20-F
 [ ]    FORM 10-Q
 [ ]    FORM 10-QSB
 [ ]    FORM N-SAR
 [ ]    For the Transition Period Ended:

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     Nothing in this Form Shall be construed to imply that the
Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing
checked above, identify the Item(s) to which the notification relates:

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=================================================================
Part I - Registrant Information
=================================================================


Full Name of Registrant
Former Name if Applicable

     Scan-Graphics, Inc.
     ----------------------------------------------------

Address of Principal Executive Office (street and number)

     649 North Lewis Road, Suite 220
     ----------------------------------------------------

City, State and Zip Code

     Limerick, PA 19008
     ----------------------------------------------------

=================================================================
Part II - Rules 12b-25 (b) and (c)
=================================================================

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check Box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

=================================================================
Part III - Narrative
=================================================================

     State below in reasonable detail the reasons why the Form
10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

          The registrant's Form 10-K cannot be filed without unreasonable effort and expense to obtain the appropriate approvals and signatures.

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PART IV - OTHER INFORMATION
=================================================================

     (1) Name and telephone number of person to contact in regard to this notification

     William K. Williams             610-495-3003
     --------------------------------------------------
          (Name)                     (Telephone Number)

     (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
                                      [X] Yes        [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                      [ ] Yes        [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                    --------------------------

     Scan-Graphics, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 31, 1999                By: /s/ WILLIAM K. WILLIAMS
                                      ------------------------
                                        William K. Williams
                                        Vice President